UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 20, 2012

DineEquity, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	95-3038279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
450 North Brand Boulevard, Glendale, California	91203-2306
(Address of principal executive offices)	(Zip Code)

(818) 240-6055
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

On July 20, 2012, Applebee’s Restaurants Mid-Atlantic, LLC and Applebee’s Restaurants, Inc., each a subsidiary of DineEquity, Inc., a Delaware corporation (the “Corporation”), entered into an Asset Purchase Agreement (the “Agreement”) with TSFR Apple Venture LLC (“Apple Venture”). Pursuant to the Agreement, Apple Venture will purchase substantially all of the assets, and assume lease and related obligations, of the Corporation used in the operation of 65 Applebee’s Neighborhood Grill & Bar restaurants in the state of Michigan. The aggregate purchase price for this transaction is approximately $81.5 million, subject to certain post-closing adjustments.

The Agreement does not contain a financing contingency, but closing is subject to regulatory processes and other closing conditions. The transaction is expected to close in the fourth quarter of 2012.

The foregoing description of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Agreement. The Corporation expects to file a copy of the Agreement as an exhibit to its Quarterly Report on Form 10-Q for its quarter ending June 30, 2012.

On July 25, 2012, the Corporation issued a press release announcing the execution of the Agreement. A copy of this press release is attached to this Report as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
99.1	Press Release issued by the Corporation on July 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 25, 2012	DINEEQUITY, INC.

	By:	/s/ Bryan R. Adel
Bryan R. Adel Senior Vice President, Legal, General Counsel and Secretary